ITEX CORPORATION AUTHORIZES STOCK REPURCHASE PROGRAM

Bellevue, WA – March 9, 2010 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, announced today that its board of directors has authorized the repurchase of up to $2.0 million of its outstanding common stock.

The shares will be repurchased from time to time in open market purchases or privately negotiated transactions at times and in such amounts as management deems appropriate, in accordance with Securities and Exchange Commission Rule 10b-18 and other legal requirements.  The timing and actual number of share repurchases will depend on a variety of factors, including price, corporate and regulatory requirements, alternative investment opportunities and market conditions. The stock repurchase program does not obligate ITEX to acquire any particular amount of common stock and may be modified or discontinued at any time.

ITEX will use its available working capital to fund the repurchase program.  ITEX currently has 18,051,248 shares of common stock outstanding.

About ITEX
ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of March 9, 2010, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com